                                                                   Exhibit No -4

                                   (VSNL LOGO)

                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary

HQ/CS/CL.24B/10555
19 February 2004

Sir,

      SUB: PRESS RELEASE

      Please find send herewith a Press Release captioned "VSNL PARTNERS WITH ASIA NETCOM TO ENHANCE SUBMARINE CONNECTIVITY TO US AND ASIA - PACIFIC REGION" which is being issued today.

Thanking you,
                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited

                                                                     R.N. Aditya
                                                         Asst. Company Secretary
To :

1) Security Code 23624, The Stock Exchange, Mumbai, Fax No.(22) 22722061, 22721072.

2)    The Secretary, Madras Stock Exchange Limited, Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, Fax No.(33) 220 25 14/28 37 24.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Fax Nos. : (22) 26598237/38.

6)    National Securities Depository Ltd., Fax Nos. : 2497 29 93.

7)    Mr.Vijay Bhojwani, The Bank of New York, Fax No.2204 49 42.

8)    Sharepro Services, Fax No.2837 5646

9) Marc H.Iyeki, Director, New York Stock Exchange, Fax No. (212) 6565071/72. Madhu kannan, Managing Director, New York Stock Exchange, Fax No. (212) 265-2016

10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited. Fax : 2267 3199

11)   Mr. Pavithra Kumar, for SEC filing requirements, Fax 1195




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(ASIANETCOM LOGO)                                                 (INDICOM LOGO)


PRESS RELEASE...

   VSNL PARTNERS WITH ASIA NETCOM TO ENHANCE SUBMARINE CONNECTIVITY TO US AND
                               ASIA-PACIFIC REGION

- Tata Indicom India-Singapore Cable to land at Asia Netcom's Cable Landing Station in Singapore

- Bilateral Agreement To Offer Cost-Effective Trans-Pacific Bandwidth Option to customers on Asia Netcom's EAC Cable

- Indian Corporations to benefit from leveraging Asia Netcom's pan-Asian connectivity solutions

MUMBAI, FEBRUARY 19, 2004: VSNL, India's leading Telecom and Internet Service Provider and Asia Netcom, the premier pan-Asian telecommunications services provider, today announced a strategic partnership to enhance India's connectivity to the Asia Pacific region. Under the new agreement, VSNL's proposed Tata Indicom India-Singapore Cable will land at Asia Netcom's cable landing station in Singapore. The Tata Indicom cable system connecting Chennai and Singapore will be ready for service by the fourth quarter of 2004 and aims to significantly enhance India's connectivity into the Asia-Pacific region and US, via the Pacific.

The new partnership effectively offers VSNL's domestic corporate customers a cost-effective bandwidth solution to Trans-Pacific routes over Asia Netcom's EAC cable system, or all the way to US and Europe.

"With a view of catering our services to the growing requirements of our customers, VSNL is presently investing in a number of next generation submarine cable projects. With Asia Netcom, our wholly owned Tata Indicom cable, will offer enhanced connectivity over the trans-Pacific belt." said Mr. S. K. Gupta, Managing Director, VSNL. "We are pleased to announce this partnership with Asia Netcom and look forward to working closely with them. The new arrangement will help us package an end-to-end range of bandwidth solutions for our corporate customers."

"The combination of the new Tata-Indicom India-Singapore Cable and Asia Netcom's region-wide network offers one of the most powerful solutions for Indian businesses to connect to the rest of the world and for multinationals looking to link up offices and locations inside one of the world's fastest growing economies." said Mr. Bill Barney, President and Chief Operating Officer, Asia Netcom. "The eventual network architecture will not only
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offer unmatched network quality and performance by linking VSNL's new subsea cable with EAC, but also eliminate expensive local loop connections that is typically necessary to link up two cable systems."

The new 3175 km Tata Indicom Submarine Cable system will run between Chennai and Singapore. The state-of-the-art cable system will have an initial capacity of 320 Gbps with the ability to scale up to its design capacity of 5.12 Tbps. With an estimated operating lifespan of 25 years, the new cable will connect Chennai to Singapore, from where onward extension to the US and other significant geographies is readily available at competitive prices.

KEY FACTS ABOUT TATA INDICOM INDIA-SINGAPORE CABLE:
Landing Stations :       2
System Length :          3175 km
Initial System Capacity: 320 Gbps
Design Capacity :        5.12 Tbps

VSNL and Asia Netcom earlier agreed to negotiate and enter into a bilateral agreement to deliver International Private Line (IPL) services to Indian businesses and carriers over EAC, Asia Netcom's wholly-owned pan-Asian submarine and terrestrial cable system. Additional trans-Pacific capacity on the Tyco cable system is also available through Asia Netcom, giving India corporations a one-stop shop service for end-to-end connectivity solutions between the Indian subcontinent and the US and Europe. The new development further enhances the scope of the partnership between VSNL and Asia Netcom.

Asia Netcom's EAC is a state-of-the-art, 19,500 km, submarine fiber cable system connecting Australia, Hong Kong, Japan, Korea, Philippines, Singapore and Taiwan with 80 Gbps of capacity that is upgradeable incrementally to 2.56 Tbps.

KEY FACTS ABOUT EAC
Landing Stations:        9
System Length:           19,500 km
Initial System Capacity: 80 Gbps
Design Capacity:         2.56 Tbps
System Technology:       4 fp * 64/l * 10Gbps DWDM

EAC is designed with full Ring and Span Switching protection and built-in redundancy to eliminate any single-point-of-failure. As a result, EAC boasts millisecond recovery for all services under even the most stressing situations, including a direct cable cut. EAC is monitored and maintained by Asia Netcom's ANOC (Asia Network Operations Center), which provides proactive diagnosis and problem prevention on a 24x7x365 basis.

ABOUT ASIA NETCOM

Asia Netcom provides city-to-city connectivity and data communications solutions to pan-Asian and multinational enterprises, ISPs and carriers. Asia Netcom operates its own pan-Asian submarine and terrestrial fiber network and the region's leading MPLS platform powering advanced IP-based transport and networking services. Asia Netcom is wholly-owned by Chinese incumbent telecommunications operator, China Netcom. Combining China Netcom's vast mainland capabilities and Asia Netcom's region-wide reach, Asia Netcom is positioned to be the premier provider of comprehensive broadband network services for the Asia Pacific and to major business centers worldwide.

ABOUT VSNL

Videsh Sanchar Nigam Limited is India's leading provider of International Telecommunications and Internet Services. As the country's leader in International Long Distance services and with a strong pan-India National Long Distance presence, VSNL is the leader in the Corporate Data Market in the country today with a strong service offering covering IPLCs, ILLs, Frame relay, ATM and more recently, MPLS based IP-VPN services. With established relations with over 80 carriers across the globe, VSNL today has a strong infrastructure base that covers multiple gateways, earth stations and submarine cable systems. Tata-owned VSNL is now rapidly growing its retail and corporate presence under the Tata Indicom brand through its products like dial-up Internet, net telephony and calling cards and has a subscriber base of over 6.5 lakh customers. The Company also proposes to consolidate its presence in the Internet space by entering into the Broadband business. VSNL also offers a host of other valued added services that include Television / Video uplinking, Program transmission services, Frame relay services and Inmarsat services.

VSNL is in the process of expanding its global presence and is setting up operations in Sri Lanka and the United States of America. VSNL is listed across all the major stock exchanges in India and also has its ADRs listed on the New York Stock Exchange. (www.vsnl.com)

FORWARD-LOOKING AND CAUTIONARY STATEMENTS:

Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL's expected financial position, business strategy, the future development of VSNL's operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL's present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL's industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL's control, include, but are not limited to, those risk factors discussed in VSNL's various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. These forward-looking statements speak only as of the date of this release. VSNL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VSNL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

FOR MORE INFORMATION:
CONTACT
Lorain Wong
Asia Netcom
+852 2121 2973
+852 9500 2333 mobile
lorain.wong@asianetcom.com

Dr. G. C. Banik, Chief General         Ms. Divya Kottayil / Ms.
Manager (PR),                          Sreeparna Gupta
Videsh Sanchar Nigam Limited,          Vaishnavi Corporate Communications
Tel: 91-22-5639 5153                   Tel: 91-22-56568787/ 98206 62531